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[GATX LOGO]                                                          EXHIBIT 99a

FOR RELEASE:  IMMEDIATELY

GATX CORPORATION COMPLETES CONVERTIBLE NOTES ISSUANCE

         CHICAGO, August 15 - GATX Corporation (NYSE:GMT) announced today that it completed a private offering of $125 million of senior unsecured convertible notes due 2023 issued under Rule 144A. The offering was increased from $115 million to $125 million as a result of the underwriters exercising the over-allotment option due to strong investor demand.
         The notes carry a 5.0% coupon and are initially convertible, subject to certain conditions, into GATX Corporation common stock at a price of $23.6915 per share, a 22.5% premium over the common stock closing price on August 11, 2003. The notes may not be redeemed by GATX prior to August 15, 2008, but are redeemable at par any time thereafter. Holders of the notes have the option to require GATX to purchase their notes at par on August 15, 2008, August 15, 2013, and August 15, 2018. The net proceeds of the offering will be used by GATX Financial Corporation, a wholly owned subsidiary of GATX Corporation, for general corporate purposes.
         This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. The notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933. It is anticipated that a registration statement will be filed under the Securities Act of 1933 to permit the resale of the notes and the underlying shares of common stock issuable upon conversion.

COMPANY DESCRIPTION

         GATX Corporation (NYSE:GMT) is a specialized finance and leasing company combining asset knowledge and services, structuring expertise, partnering and risk capital to serve customers and partners worldwide. GATX specializes in railcar and locomotive leasing, aircraft operating leasing, and information technology leasing. FOR FURTHER INFORMATION CONTACT:

ANALYSTS & INVESTORS:
Robert C. Lyons             Rhonda S. Johnson
GATX Corporation            GATX Corporation
312-621-6633                415-955-3211

Investor, corporate, financial, historical financial, photographic and news release information may be found at www.gatx.com.


(8/15/03)